Exhibit 99.1

P&F INDUSTRIES REPORTS YEAR-END 2006 RESULTS

MELVILLE, N.Y., March 29, 2007 - P&F Industries, Inc. (Nasdaq: PFIN) today announced results from operations for the fourth quarter and year ended December 31, 2006.

YEAR-END AND FOURTH-QUARTER RESULTS

Revenues for the year ended December 31, 2006 increased 3.5% to $111.7 million from $108.0 million in 2005. Earnings from continuing operations, which exclude the results from the discontinued operations of Green Manufacturing and Embassy Industries, decreased 21.4% in fiscal 2006 to $3.8 million, or $1.01 per diluted share, compared to $4.8 million, or $1.25 per diluted share, for the year ended December 31, 2005.

Earnings from discontinued operations, net of taxes, for fiscal 2006 were approximately $70,000 compared to approximately $1.7 million for fiscal 2005.

Net earnings for fiscal 2006 declined to $3.9 million, or $1.03 per diluted share, compared to net earnings of $6.6 million, or $1.70 per diluted share, for fiscal 2005.

The Company’s consolidated financial statements for all periods presented were reclassified in 2005 to reflect the operations of Green and Embassy as discontinued operations, which resulted from the disposition of substantially all of the assets of Green in several transactions occurring in the fourth quarter of fiscal 2004, and in the first and third quarters of 2005, as well as the disposition of all of the non-real estate assets of Embassy in the fourth quarter of fiscal 2005 to non-affiliated third parties in their respective industries.

Revenues for the fourth quarter of 2006 decreased to $23.7 million from $25.8 million in the same period in 2005. Earnings from continuing operations for the fourth quarter decreased to $160,000, as compared to $1.1 million in the fourth quarter of 2005. Diluted earnings per share from continuing operations for the fourth quarter were $.04 per share as compared to $.28 per share for the fourth quarter of 2005. Earnings from continuing operations declined primarily as a result of weaker revenues and lower gross margins in the fourth quarter of 2006, as well as from an unexpected additional income tax accrual for an uncertain tax position resulting from a pending state audit.

Earnings from discontinued operations, net of tax benefit, for the fourth quarter of 2006 were approximately $76,000 compared to $1.5 million for the same period last year, principally resulting from the prior-period net gain on the sale of certain assets of Embassy in October 2005.

Net earnings for the fourth quarter decreased to $236,000, or $.06 per diluted share, compared to $2.6 million, or $.68 per diluted share, for the same period in 2005.

P&F Chairman of the Board, President, and Chief Executive Officer, Richard Horowitz, commented, “We were extremely disappointed by our performance this quarter which tempered our overall results for the year. Florida Pneumatic’s business has been highly dependent on the lower-margin retail business which has become more difficult to predict, as our two significant customers in this sector continue to make adjustments to their inventory positions and have been inconsistent with their promotional business. Fortunately, we have been successful at introducing new products to this channel that have partially offset these revenue declines. In February 2007, we acquired Hy-Tech Machine, Inc., which should help counteract this volatile retail sector due to its emphasis on the more stable industrial tool channel. Further, although Countrywide Hardware’s business included the results of Pacific Stair this year, we began to face challenges in the fourth quarter as a result of the softness in the national new home construction market, as well as with certain competitive pressures on a regional basis. As a result, we are taking steps to maintain our customer base and reduce operating costs to minimize margin erosion going forward.

In addition, with the anticipated sale of Embassy’s building in 2007, we expect to receive additional cash of approximately $4.4 million, net of related costs and the satisfaction of an existing mortgage, which will result in a gain of approximately $5 million.”

Florida Pneumatic’s revenues for the fourth quarter of 2006 decreased $1.8 million to $10.6 million from $12.4 million in the fourth quarter of 2005, due primarily to the decrease in base sales to our two retail customers of approximately $3.0 million, partially offset by the sale of new products of approximately $1.1 million during the period. Gross profit margin for the fourth quarter of 2006 decreased from 30.5% in the same period last year to 27.3% as a result of an unfavorable product mix due to the decline in higher-margin base sales, partially offset by continuing cost reductions and productivity improvements.

Mr. Horowitz stated, “We remain cautiously optimistic about prospects at Florida Pneumatic as we continue to focus our efforts on improving gross margins by sourcing our products to other lower-cost, high-quality suppliers to offset pricing pressures in our retail business. In addition, we anticipate a favorable impact on revenues from the new products introduced during 2006 and other products under development that are slated for release in 2007. It is our further expectation to reap benefits from some synergies in the industrial marketplace as a result of our acquisition of the Hy-Tech Machine business.”

“Hy-Tech is a manufacturer and distributor of industrial pneumatic tools and parts. Users of Hy-Tech’s tools include refineries, chemical plants, power generation facilities, the heavy construction industry, oil and mining companies and heavy industry. This horizontal integration allows Florida Pneumatic’s large sales force to offer the Hy-Tech product line to its industrial sales channels. In addition, we believe that access to P&F’s capital should allow Hy-Tech to increase its growth rate. Finally, the combined product lines offer a unique solution to certain parts of the industrial tool channel that were not previously available to either Hy-Tech or Florida Pneumatic,” stated Horowitz.

At Countrywide Hardware, revenues for the fourth quarter of 2006 decreased by $282,000, or 2.1%, to $13.1 million from $13.4 million in the fourth quarter of 2005, which included Pacific Stair’s revenues of approximately $1.3 million. Woodmark’s revenues decreased $971,000, primarily due to a decrease in revenues from stair products of approximately $916,000, related to softness in the new home construction market. In addition, revenues from our kitchen and bath products sold into the mobile home and remodeling markets decreased approximately $55,000, during the period. Nationwide’s revenues decreased $605,000, primarily due to a decrease in fencing revenues of approximately $217,000 attributed to overall weakness in the market, a decrease in OEM revenues of $281,000 from the timing of certain customer orders, and a decrease in patio revenues of approximately $107,000 due primarily to an uneventful hurricane season. Countrywide Hardware’s gross profit margin for the quarter decreased from 33.3% to 28.5%. This decrease was primarily driven by the fact that Pacific Stair operated at a 15.1% gross profit margin during the period, which is much lower than the rest of the group. Further, gross profit margins at Woodmark declined as a result of lower revenues and margin erosion from a greater mix of lower-margin direct shipments. Nationwide’s gross margin percentage declined as a result of material cost increases that could not be fully absorbed by increases in selling prices, as well as lowering selling prices on certain products for competitive reasons. These declines were only partially offset by a shift of certain products to lower-cost suppliers in 2006.

FISCAL 2007 OUTLOOK

Concerning anticipated performance for 2007, Mr. Horowitz stated, “We anticipate earnings from continuing operations for the year ending December 31, 2007 to be flat as compared to 2006, as the inclusion of the results of the newly-acquired Hy-Tech Machine are expected to be offset by the decline in the results of our hardware business due to poor housing starts nationally and certain competitive pressures.”

“We anticipate consolidated revenues to increase between 5% and 10%, primarily due to the inclusion of the results of the newly-acquired Hy-Tech Machine business and we anticipate sales at Countrywide to decline. Although we still see some market opportunity in certain geographic regions for our stair parts businesses at Woodmark and Pacific Stair, we do not expect those revenue increases to offset revenue declines elsewhere due to the slowdown in new housing starts. Nationwide’s revenues are also expected to be flat due primarily to adverse market conditions and new competition in the fencing business. We anticipate sales at Florida Pneumatic to grow slightly as increases in our industrial and catalog businesses are expected to be offset by decreases in our retail business. We anticipate revenues at Continental Tool Group, the parent company of Hy-Tech Machine, to be between $14 and $16 million.”

“Gross profit margins are anticipated to range from 29%-31%. We do not anticipate that such overall revenue increases, planned product cost reductions and operating efficiencies will offset margin erosion from increased product and related selling costs that are further compounded by the current economic market and competitive pressures. Selling, general & administrative expenses are anticipated to range from 22%-24% as a percentage of sales. Interest expense is expected to approximate $2.8 million, increasing approximately $875,000, or 31%, as a result of servicing the debt related to the acquisition of Hy-Tech Machine. As a result of the above, we anticipate net earnings from continuing operations to be flat or possibly decrease up to 5% in 2007 in comparison to 2006.”

OTHER INFORMATION

P&F Industries has scheduled a conference call for today, March 29th, at 11:00 a.m. Eastern time to discuss its 2006 fourth-quarter and year-end results. Investors and other interested parties can listen to the call by dialing 877-278-2335, or via a live webcast accessible at www.pfina.com. To listen to the webcast, please register and download audio software at the site at least 15 minutes prior to the call. The webcast will be archived on P&F’s Web site, while a telephone replay of the call will be available through April 5, beginning at 2:00 p.m. Eastern time on March 29, at 800-642-1687 or 706-645-9291, conference ID #2851567.

P&F Industries, Inc., through its three wholly-owned operating subsidiaries, Florida Pneumatic Manufacturing Corporation, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing, and those described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K. These risks could cause the Company’s actual results for the 2007 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.	Lippert/Heilshorn & Associates, Inc.
Joseph A. Molino, Jr.	Jody Burfening
Chief Financial Officer	Investor Relations
631-694-9800	212-838-3777
www.pfina.com	jburfening@lhai.com/sbrin@lhai.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)	December 31, 2006	December 31, 2005

Assets
Cash and cash equivalents	$1,340	$1,772
Accounts receivable - net	12,685	12,567
Notes and other receivables	1,157	2,727
Inventories - net	26,693	26,174
Deferred income taxes - net	980	1,496
Assets held for sale	577	623
Assets of discontinued operations	300	77
Income tax refund receivable	1,356	—
Prepaid expenses and other current assets	1,369	1,111

Total current assets	46,457	46,547

Property and equipment	16,140	14,482
Less accumulated depreciation and amortization	8,411	7,620
Net property and equipment	7,729	6,862
Goodwill	24,922	23,821
Other intangible assets - net	10,897	8,795
Other assets - net	312	809

Total assets	$90,317	$86,834

Liabilities and Shareholders’ Equity
Short-term borrowings	$3,000	$3,000
Accounts payable	7,692	2,927
Income taxes payable	435	1,366
Accrued compensation	2,158	2,518
Other accrued liabilities	3,068	2,339
Current maturities of long-term debt	7,560	4,059
Liabilities of discontinued operations	1,689	2,358

Total current liabilities	25,602	18,567

Long-term debt, less current maturities	12,060	19,573
Deferred income taxes - net	1,134	978

Total liabilities	38,796	39,118

Total shareholders’ equity	51,521	47,716

Total liabilities and shareholders’ equity	$90,317	$86,834

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2006	2005	2006	2005
	(unaudited)	(unaudited)
Net revenues	$23,704	$25,768	$111,733	$107,978
Cost of sales	17,080	17,529	77,752	73,819
Gross profit	6,624	8,239	33,981	34,159
Selling, general and administrative expenses	5,765	6,308	25,529	24,285
Operating income	859	1,931	8,452	9,874
Interest expense — net	466	465	1,973	1,896
Earnings from continuing operations before income taxes	393	1,466	6,479	7,978
Income taxes	233	388	2,668	3,131
Earnings from continuing operations before discontinued operations	160	1,078	3,811	4,847

Discontinued operations (net of taxes):
Earnings (loss) from operation of discontinued operations	76	85	70	(126)
Gain on sale discontinued operations	—	1,434	—	1,850
Earnings from discontinued operations	76	1,519	70	1,724
Net earnings	$236	$2,597	$3,881	$6,571

Earnings per common share:

Basic:
Continuing operations	$.05	$.30	$1.06	$1.36
Discontinued operations	.02	.42	.02	.48
Net earnings per common share - basic	$.07	$.72	$1.08	$1.84

Diluted:
Continuing operations	$.04	$.28	$1.01	$1.25
Discontinued operations	.02	.40	.02	.45
Net earnings per common share - diluted	$.06	$.68	$1.03	$1.70

Weighted average common shares outstanding:

Basic	3,578	3,577	3,579	3,572

Diluted	3,736	3,850	3,784	3,874

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